UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2010

YOUBLAST GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52363	74-2820999
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

81 Greene Street, 4th Floor
New York, New York 10012
(Address of principal executive offices) (zip code)

(212) 465-3428
 (Registrant's telephone number, including area code)

Copies to:
David J. Sorin, CPA, Esq.
SorinRoyerCooper LLC
Two Tower Center Blvd.
East Brunswick, NJ 08816
Phone: (732) 839-0400
Fax: (732) 393-1901

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry Into a Material Definitive Agreement.

On December 17, 2010, YouBlast Global, Inc., a Delaware corporation (the “Company”), entered into an Omnibus Amendment and Waiver Agreement (the “Agreement”) with Philmore Anderson, IV, John Thomas Bridge & Opportunity Fund, LP and John Thomas Bridge & Opportunity Fund II, LP (each a “Holder” and together the “Holders”).  Mr. Anderson currently is a director, Executive Chairman and substantial shareholder of the Company, 30.55%.

Pursuant to the Agreement, the Company and the Holders amended the maturity dates of all outstanding debt instruments issued as of December 17, 2010, by the Company to each of the Holders (the “Debentures”) to be the earlier of (a) April 20, 2011, or (b) the consummation by the Company of an equity financing transaction with gross proceeds to the Company of not less than $3,000,000 (an “Equity Financing Event”).  Also pursuant to the Agreement, the Company and each Holder waived any defaults or breaches of any terms and conditions of the Company under the Debentures (and any purchase agreements, warrants, or other transaction documents related thereto) that may be deemed to occur or continue prior to an Equity Financing Event.

In consideration of the foregoing waivers and amendments, the Company granted each Holder the right to receive, upon an Equity Financing Event, payment in full of all principal and interest due under the Debentures to which the Holder is a party.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as an exhibit to this Current Report and is incorporated by reference herein.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

See Item 1.01.

Item 9.01                   Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Omnibus Amendment and Waiver Agreement, dated December 17, 2010, between the Company and the Holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUBLAST GLOBAL, INC.

Dated: December 20, 2010	By:	/s/ Jeffrey Forster
Name: Jeffrey Forster
Title: Chief Executive Officer

3